Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132514, 333-124152, 333-79103, 333-50361, 333-4628, 33-85344, and 33-62572) of OSI Restaurant Partners, Inc. (the “Company”) of our report dated March 16, 2006, except for the restatement discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of “Management’s Report on Internal Control Over Financial Reporting,” as to which the date is January 5, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
January 17, 2007